EXHIBIT 10.1

Execution Copy

CONTRIBUTION AGREEMENT

BY AND AMONG

LIGHTFOOT CAPITAL PARTNERS, LP

ARC LOGISTICS GP LLC

ARC LOGISTICS PARTNERS LP

CENTER TERMINAL COMPANY-CLEVELAND

GULF COAST ASPHALT COMPANY, L.L.C.

ARC TERMINALS GP LLC

ARC TERMINALS LP

ARC TERMINALS HOLDINGS LLC

AND

ARC TERMINALS MISSISSIPPI HOLDINGS LLC

DATED AS OF OCTOBER 25, 2013

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of October 25, 2013 (this “Agreement”), is entered into by and among Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP”), Arc Logistics GP LLC, a Delaware limited liability company (the “General Partner”), Arc Logistics Partners LP, a Delaware limited partnership (the “Partnership”), Center Terminal Company-Cleveland, a Missouri corporation (“Center Oil”), Gulf Coast Asphalt Company, L.L.C., an Alabama limited liability company (“GCAC”), Arc Terminals GP LLC, a Delaware limited liability company (“ Terminals GP”), Arc Terminals LP, a Delaware limited partnership (“Terminals LP”), Arc Terminals Holdings LLC, a Delaware limited liability company (“Arc Terminals Holdings”) and Arc Terminals Mississippi Holdings LLC, a Delaware limited liability company (“Arc Mississippi”). The above named entities are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, LCP holds 100% of the limited partner interests in the Partnership (the “Initial LP Interest”) and the General Partner holds a non-economic general partner interest in the Partnership and has a right to receive the Incentive Distribution Rights;

WHEREAS, LCP and the General Partner entered into an Agreement of Limited Partnership of the Partnership, effective as of July 29, 2013 (the “Original LPA”);

WHEREAS, LCP holds all of the limited liability company interests in Terminals GP (the “LCP Terminals GP Interests”) and Terminals GP owns a 2.0% general partner interest in Terminals LP;

WHEREAS, LCP holds 4,300,000 Subordinated Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of Terminals LP, dated as of February 8, 2013 (the “Terminals LP Agreement”)), representing a 64.34% limited partner interest in Terminals LP (such interests, the “LCP Terminals LP Interests”);

WHEREAS, Center Oil holds 750,000 Subordinated Units (as defined in the Terminals LP Agreement) representing a 11.22% limited partner interest in Terminals LP (the “Center Oil Terminals LP Interests”);

WHEREAS, GCAC holds 1,500,000 Initial Preferred Units (as defined in the Terminals LP Agreement), representing a 22.44% limited partner interest in Terminals LP (the “GCAC Terminals LP Interests”);

WHEREAS, each of the following actions will occur at the times specified hereafter:

1.	LCP shall contribute, assign, transfer, convey and deliver the LCP Terminals GP Interests and the LCP Terminals LP Interests to the Partnership in exchange for the LCP Units.

2.	Center Oil shall contribute, assign, transfer, convey and deliver the Center Oil Terminals LP Interests to the Partnership in exchange for the Center Oil Units.

3.	GCAC shall contribute, assign, transfer, convey and deliver 1,500,000 Initial Preferred Units to the Partnership in exchange for (x) the GCAC Units and (y) the right to receive at the Effective Time a cash distribution from the Partnership in an amount equal to $29.0 million plus an amount equal to all accrued and unpaid Preferred Unit Distributions (whether or not declared by Terminals LP) on all of such 1,500,000 Initial Preferred Units with respect to the period from July 1, 2013 through the Effective Time; provided, that, if any such Preferred Unit Distributions are due and/or payable under the Terminals LP Agreement on one or more dates prior to the Effective Time, Terminals LP agrees to pay the same to GCAC in cash on each such earlier date; provided, further that any such Preferred Unit Distributions paid at the Effective Time solely with respect to 50,000 of the Initial Preferred Units will be reduced by the Deferred Value Adjustment (calculated as of the Effective Time on a per Initial Preferred Unit basis) (the cash distribution described in this clause 3 that is distributable/payable under this Agreement to GCAC at the Effective Time, the “GCAC Cash Consideration”).

4.	Terminals LP will merge with and into Terminals GP, with Terminals GP surviving and immediately thereafter changing its name to “Arc Logistics LLC” (“Arc Logistics”).

5.	In connection with a firm commitment underwritten offering of the Common Units (the “Offering”), the public, through the Underwriters, will contribute cash to the Partnership pursuant to the Underwriting Agreement, net of the Underwriters’ Discount, in exchange for Common Units.

6.	The Partnership will use the proceeds of the Offering, net of the Underwriters’ Discount, the Structuring Fee and expenses incurred in connection with the Offering, as follows: (a) distribute the GCAC Cash Consideration to GCAC, (b) contribute a portion to Arc Logistics, which will contribute such portion to Arc Terminals Holdings, which will contribute such portion to Arc Mississippi as consideration for the purchase of the 10.32% interest in Gulf LNG Holdings Group LLC from Arc LNG Holdings LLC, an affiliate of GE Energy Financial Services, Inc. (“GEFS”), (c) repay intercompany payables owed to LCP and (d) contribute the remaining portion to Arc Logistics, which will contribute such portion to Arc Terminals Holdings to repay indebtedness outstanding under the A/R Credit Facility;

WHEREAS, each of the Parties and the stockholders, members, partners, boards of directors or managers of the Parties, as the case may be, have taken all corporate, partnership, limited liability company or other action, as the case may be, required to be taken to approve the transactions contemplated by this Agreement and this Agreement;

WHEREAS, the Partnership may adjust upward or downward the number of Firm Units, with corresponding adjustments to the number of Common Units, to be offered to the public through the Underwriters; provided that at the Effective Time, the Partnership shall pay the GCAC Cash Consideration and issue the GCAC Units to GCAC; and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following defined terms will have the meaning given below:

“A/R Credit Facility” means that certain Amended and Restated Credit Agreement and Restated Revolving Credit and Term Loan Agreement, dated as of February 8, 2013 (as amended and as the same may be amended or restated at or prior to the Effective Time).

“Center Oil Units” means 11,685 Common Units and 876,391 Subordinated Units.

“Common Unit” has the meaning set forth in the LP Agreement.

“Deferred Value Adjustment” has the meaning set forth in the Terminals LP Agreement.

“Effective Time” means the date and time of the delivery of the Firm Units and payment therefor as set forth in the Underwriting Agreement.

“Firm Units” means the Common Units to be sold to the Underwriters pursuant to the terms of the Underwriting Agreement, but does not include any Option Units.

“GE Purchase Agreement” means the Assignment and Equity Purchase Agreement by and among Arc LNG Holdings, LLC, Arc Mississippi, LCP and an affiliate of GEFS, dated as of October 24, 2013.

“GCAC Units” means 779 Common Units and 58,426 Subordinated Units.

“Incentive Distribution Rights” has the meaning set forth in the LP Agreement.

“Initial Preferred Units” has the meaning set forth in the Terminals LP Agreement.

“LCP Units” means 68,617 Common Units and 5,146,264 Subordinated Units.

“LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached as Appendix A to the prospectus constituting part of the Registration Statement.

“Option Structuring Fee” means a structuring fee equal to 0.75% associated with the sale of any of the Option Units paid by the Partnership to Citigroup Global Markets Inc. and Barclays Capital Inc.

“Option Units” means the Common Units to be sold to the Underwriters upon exercise of the Underwriters’ Option.

“Preferred Unit Distributions” has the meaning set forth in the Terminals LP Agreement.

“Registration Statement” means the Registration Statement on Form S-1 initially publicly filed on October 2, 2013 with the Securities and Exchange Commission (Registration No. 333-191534), as amended.

“Structuring Fee” means a structuring fee equal to 0.75% of the gross proceeds of the sale of the Firm Units paid by the Partnership to Citigroup Global Markets Inc. and Barclays Capital Inc.

“Subordinated Unit” has the meaning set forth in the LP Agreement.

“Underwriters” means the underwriting syndicate listed in Schedule I of the Underwriting Agreement.

“Underwriters’ Discount” means the Underwriters’ discount as provided by the Underwriting Agreement.

“Underwriters’ Option” the Underwriter’s option to purchase a number of Common Units equal to 15% of the Firm Units pursuant to the Underwriting Agreement.

“Underwriting Agreement” means a firm commitment underwriting agreement to be entered into among the General Partner, the Partnership, Terminals GP, Terminals LP, Arc Terminals Holdings and the Underwriters, in substantially the form attached as Exhibit 1.1 to the Registration Statement.

ARTICLE II

CONTRIBUTIONS; ETC.

Concurrently with the Effective Time, the following capital contributions and transactions shall be completed in the order set forth below:

Section 2.1 Execution of LP Agreement.

LCP and the General Partner shall amend and restate the Original LPA by executing the LP Agreement, with such changes as the General Partner may deem necessary and advisable.

Section 2.2 Issuance of Incentive Distribution Rights.

Pursuant to the right conferred to the General Partner in the Original LPA to receive Incentive Distribution Rights, the Partnership shall issue to the General Partner the Incentive Distribution Rights.

Section 2.3 Redemption of Initial LP Interest.

The Initial LP Interest held by LCP shall be redeemed for $1,000.00.

Section 2.4 Contribution of LCP Terminals GP Interests and LCP Terminals LP Interests.

LCP shall contribute, convey, assign, transfer and deliver the LCP Terminals GP Interests and the LCP Terminals LP Interests to the Partnership, its successors and assigns, for its and their own use forever, and the Partnership shall accept such LCP Terminals GP Interests and LCP Terminals LP Interests, in exchange for the LCP Units.

Section 2.5 Contribution of Center Oil Terminals LP Interests.

Center Oil shall contribute, assign, transfer, convey and deliver the Center Oil Terminals LP Interests to the Partnership, its successors and assigns, for its and their own use forever, and the Partnership shall accept such Center Oil Terminals LP Interests, in exchange for the Center Oil Units.

Section 2.6 Contribution of Initial Preferred Units.

GCAC shall contribute, assign, transfer, convey and deliver 1,500,000 Initial Preferred Units to the Partnership, its successors and assigns, for its and their own use forever, and the Partnership shall accept such Initial Preferred Units, in exchange for (x) the issuance by the Partnership to GCAC of the GCAC Units and (y) the right of GCAC to receive the GCAC Cash Consideration from the Partnership by wire transfer in immediately available funds in accordance with Section 2.10(a).

Section 2.7 Execution of the Registration Rights Agreement.

LCP and the Partnership shall execute the registration rights agreement, in substantially in the form attached as Exhibit 4.1 to the Registration Statement, pursuant to which the Partnership shall agree to register with the Securities and Exchange Commission certain limited partner interests in the Partnership in accordance with the terms provided therein.

Section 2.8 Merger of Terminals LP into Terminals GP.

Terminals GP and the Partnership shall cause Terminals LP to be merged with and into Terminals GP and shall cause Terminals GP to change its name to “Arc Logistics LLC”.

Section 2.9 Underwriter Cash Contribution.

The Parties acknowledge that the Partnership is undertaking the Offering, and the public through the Underwriters, pursuant to the Underwriting Agreement, will make a capital contribution to the Partnership in cash in an amount determined pursuant to the terms of the Underwriting Agreement in exchange for the issuance by the Partnership to the Underwriters of the Firm Units and net of the Structuring Fee.

Section 2.10 Payment Obligation and Use of Offering Proceeds.

(a) The Partnership shall at the Effective Time pay the GCAC Cash Consideration to GCAC by wire transfer in immediately available funds to the account of GCAC that Terminals LP has previously paid Preferred Unit Distributions.

(b) Only after the Partnership makes the payment required and contemplated by Section 2.10(a) above, the Parties acknowledge an intention for the Partnership to use the remaining proceeds from the Offering, as follows: (a) contribute $73.0 million to Arc Logistics, which will be contributed to Arc Terminals Holdings and then contributed to Arc Mississippi to be used as consideration for the purchase of the 10.32% interest in Gulf LNG Holdings Group LLC from GEFS pursuant to that GE Purchase Agreement, attached as Exhibit 10.7 to the Registration Statement, (b) repay intercompany payables of approximately $3.0 million owed to LCP and (c) contribute any remaining proceeds to Arc Logistics, which will be contributed to Arc Terminals Holdings to repay indebtedness outstanding under the A/R Credit Facility.

ARTICLE III

UNDERWRITERS’ OPTION

The Parties acknowledge an intention in the event of any exercise by the Underwriters of the Underwriters’ Option for the Partnership to contribute the proceeds pursuant to the sale of any Option Units, net of the Underwriters’ Discount and the Option Structuring Fee to repay indebtedness outstanding under the A/R Credit Facility.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; ETC.

Section 4.1 Representations and Warranties by Each Party.

Each Party (the “Applicable Party”) severally represents and warrants to the other Parties as set forth below in this Section 4.1:

(a) As of the Effective Time and on each date on which Option Units are delivered to the Underwriters pursuant to an exercise of the Underwriters’ Option, all corporate, partnership and limited liability company action, as the case may be, required to be taken by the Applicable Party, or any of its respective stockholders, partners or members, as the case may be, for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, has been and shall have been validly taken.

(b) This Agreement has been duly authorized, executed and delivered by the Applicable Party, and assuming due authorization by each of the other Parties, this Agreement will be a valid legally binding agreement of the Applicable Party, enforceable against such

Applicable Party in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No permit, consent, approval, authorization, order, registration, filing or qualification (“Consent”) of or with any court, governmental agency or body having jurisdiction over the Applicable Party or any of their properties or assets is required in connection with the execution, delivery and performance of such Applicable Party’s obligations under this Agreement or the consummation of the transactions contemplated by this Agreement other than Consents that have been, or prior to the Effective Time will be, obtained.

Section 4.2 Representations and Warranties and Agreements by the General Partner, the Partnership, Terminals GP and Terminals LP.

(a) The General Partner and the Partnership, jointly and severally, represent and warrant to each of GCAC and Center Oil that at the Effective Time and when issued in accordance with this Agreement, the GCAC Units and the Center Oil Units and the limited partner interests represented thereby to be issued by the Partnership to GCAC and Center Oil, respectively, will be duly authorized for issuance to GCAC and Center Oil, respectively, pursuant to the LP Agreement, this Agreement and applicable law and when issued and delivered by the Partnership pursuant to this Agreement, will be duly and validly issued in accordance with the LP Agreement and applicable law and will be fully paid (to the extent required under the LP Agreement and applicable law) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Uniform Revised Limited Partnership Act).

(b) Terminals GP and Terminals LP, jointly and severally, represent and warrant to each of GCAC and Center Oil that the execution, delivery and performance of this Agreement by Terminals GP, Terminals LP and their respective Affiliates (as defined in the Terminals LP Agreement) is permitted by the Terminals LP Agreement, without the approval or consent of any party other than Terminals GP and Terminals LP, which is hereby deemed given.

(c) The General Partner and the Partnership, jointly and severally, represent and warrant to, and agree in favor of, GCAC, that as at the Effective Time and until the payment in full by the Partnership of the GCAC Cash Consideration to GCAC, the Partnership shall have funds legally available for the payment of the GCAC Cash Consideration.

ARTICLE V

MISCELLANEOUS

Section 5.1 Further Assurances.

From time to time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be reasonably necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (c) more fully and effectively carry out the purposes and intent of this Agreement.

Section 5.2 Successors and Assigns.

The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 5.3 No Third Party Rights.

The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 5.4 Severability.

If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.5 Entire Agreement.

This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments; except for that certain letter agreement, dated October 20, 2013, among GCAC, the Partnership, Terminals GP and Terminals LP attached hereto as Schedule A (the “Letter Agreement”). This Agreement and such instruments (and, as among the parties to the Letter Agreement, the Letter Agreement) contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written (other than the Letter Agreement, as among the parties thereto), is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Terminals LP Agreement and the letter agreement, dated as of February 8, 2013, among GCAC, Terminals GP and Terminals LP relating to the Terminals LP Agreement shall remain in full force and effect, unchanged by this Agreement, until each of the capital contributions and other transactions set forth in Article II hereof are completed in accordance with Article II hereof and, until such time, each of the obligations of Terminals GP and Terminals LP contained in the Terminals LP Agreement and such letter agreement shall remain in full force and effect, and each of GCAC and Center Oil shall retain, and shall be entitled to, all of its rights under the Terminals LP Agreement and, in the case of GCAC, such letter agreement, including, without limitation, those under Section 5.6(e) and Section 5.6(f) of the Terminals LP Agreement, and the exercise and effectuation of any such rights shall automatically constitute an amendment to this Agreement (to the extent necessary to exercise and/or effectuate any such rights) without the need for any approval or action of any Party (other than in certain cases where action by GCAC or Center Oil is required under the Terminals LP Agreement, GCAC or Center Oil, respectively).

Section 5.6 Amendment or Modification.

Except as specifically contemplated by the last sentence of Section 5.5, this Agreement may be amended or modified at any time or from time to time only by a written instrument, specifically stating that such written instrument is intended to amend or modify this Agreement, signed by each of the Parties.

Section 5.7 Construction.

All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 5.8 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 5.9 Deed; Bill of Sale; Assignment.

To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 5.10 Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

LIGHTFOOT CAPITAL PARTNERS LP

By:	LIGHTFOOT CAPITAL PARTNERS GP, LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC LOGISTICS GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC LOGISTICS PARTNERS LP

By:	ARC LOGISTICS GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

CENTER TERMINAL COMPANY-CLEVELAND

By:	/s/ Clifford N. Main
Name:	Clifford N. Main
Title:	President

SIGNATURE PAGE

CONTRIBUTION AGREEMENT

GULF COAST ASPHALT COMPANY, L.L.C.

By:	/s/ J. David Hubenak
Name:	J. David Hubenak
Title:	Vice President and General Counsel

ARC TERMINALS GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC TERMINALS LP

By:	ARC TERMINALS GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC TERMINALS HOLDINGS LLC

By:	/s/ John S. Blanchard
Name:	John S. Blanchard
Title:	President

ARC TERMINALS MISSISSIPPI HOLDINGS LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

SIGNATURE PAGE

CONTRIBUTION AGREEMENT

Schedule A

GULF COAST ASPHALT COMPANY, L.L.C.

11 Greenway Plaza, Suite 2950

Houston, Texas 77046

October 20, 2013

BY FEDERAL EXPRESS AND FIRST CLASS MAIL

Vincent T. Cubbage

Arc Terminals GP LLC

Arc Terminals LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Re: Qualified IPO Election Notice

Dear Vincent,

Gulf Coast Asphalt Company, L.L.C. (“GCAC”, “we” or “our”) acknowledges receipt of the Qualified IPO Notice and Qualified IPO Pro Forma (each as defined in the Second Amended and Restated Partnership Agreement of Arc Terminals LP, dated as of February 8, 2013 (the “Partnership Agreement”)) on October 2, 2013. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement.

Pursuant to Section 5.6(e)(ii) of the Partnership Agreement (other than with respect to the modifications as provided herein) and in connection with the Qualified IPO Notice, GCAC, as holder of all of the Initial Preferred Units, hereby provides this notice of GCAC’s election to:

A.	have the Partnership redeem 1,450,000 of the Initial Preferred Units held by GCAC on the Qualified IPO Closing Date for cash at the Preferred Unit Liquidation Price for each such Initial Preferred Unit held by GCAC on the Qualified IPO Closing Date; and

B.	have 50,000 of the Initial Preferred Units held by GCAC converted into or exchanged for Common Units (or comparable equity interests of an Affiliate of the Partnership which issues securities that are sold in connection with the Qualified IPO to which the Qualified IPO Notice relates) and Subordinated Units (or comparable equity interests of an Affiliate of the Partnership which issues securities that are sold in connection with the Qualified IPO to which the Qualified IPO Notice relates) in the same proportion as Common Units and Subordinated Units received by Affiliates of the General Partner on the Qualified IPO Closing Date in connection with the Qualified IPO to which the Qualified IPO Notice relates.

In connection with the foregoing:

•	The Partnership acknowledges its obligations, and Arc Logistics Partners LP (“Arc Logistics”) assumes the Partnership’s and each of its Affiliate’s obligations, set forth in

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Section 5.6(f)(ii)(D) of the Partnership Agreement and Section 6.3(b) of the GCAC Purchase and Sale Agreement, which provisions, for the avoidance of doubt, are intended to apply to ensure that, until such time as GCAC disposes of all of the Retained Sponsor Units (or any other interests in any Affiliate of the Partnership into which the Retained Sponsor Units are converted or exchanged), Arc Logistics and/or the Partnership shall use commercially reasonable efforts to maintain the Conditional Guaranty (as such term is defined in the GCAC Purchase and Sale Agreement) and allow GCAC to provide a similar guaranty with respect to other indebtedness of Arc Logistics, the Partnership or their respective Subsidiaries if such other guaranty is reasonably necessary to ensure that GCAC’s share of the liabilities of Arc Logistics, as determined pursuant Treasury Regulation Sections 1.752-2 and 1.752-3, shall continue to be the lesser of the aggregate amount of Arc Logistics’ outstanding indebtedness (if any) and $20,000,000. GCAC acknowledges that the execution by GCAC of a conditional guaranty and a related letter agreement (in forms substantially the same as the Conditional Guaranty and the letter agreement relating thereto), in each case in connection with the Second Amended and Restated Revolving Credit Agreement to be entered into by and among Arc Logistics and the other parties thereto on or about the Qualified IPO Closing Date (the “A/R Credit Agreement”), satisfies the obligation of the Partnership and Arc Logistics to allow GCAC to a provide a guarantee similar to the Guaranty with respect to the A/R Credit Agreement, based on the facts and circumstances in effect on the effective date of the A/R Credit Agreement.

•	GCAC waives any right to registration rights as provided for in that letter agreement, dated February 8, 2013, among GCAC, Arc Terminals GP LLC and the Partnership, provided, that, if and when GCAC should revoke this election notice in accordance with the Partnership Agreement, the waiver contained in this clause shall also be revoked and be of no further force or effect; and

•	The Partnership and the General Partner each agree that any accrued and unpaid Preferred Unit Distributions (whether or not declared by the Partnership) with respect to the 1,500,000 Initial Preferred Units held by GCAC with respect to the period from July 1, 2013 through the Qualified IPO Closing Date will be paid in cash on the Qualified IPO Closing Date; provided that, if any such Preferred Unit Distributions are due and/or payable on one or more dates prior to the Qualified IPO Closing Date, the Partnership shall pay the same in cash on each such earlier date; further provided, that any such Preferred Unit Distributions solely with respect to the 50,000 Initial Preferred Units to be converted or exchanged as of, the Qualified IPO Closing Date will be reduced by the Deferred Value Adjustment (calculated on a per Initial Preferred Unit basis) and for purposes of the definition in the Partnership Agreement of “Qualified IPO Conversion Units” and the calculation thereof, the Deferred Value Adjustment shall be zero. The Partnership estimates that the aggregate Deferred Value Adjustment with respect to such 50,000 Initial Preferred Units would be $57,010 based on a Qualified IPO Closing Date of November 14, 2013 (such amount to be revised accordingly for any changes in the Qualified IPO Closing Date).

Each of GCAC, the Partnership, the General Partner and Arc Logistics hereby represents and warrants, as to itself, that (a) it has the entity power and authority to execute, deliver and perform this letter and its obligations hereunder, (b) it has taken all requisite actions necessary to execute and deliver this letter and perform its obligations under this letter, and (c) this letter constitutes its valid and binding obligation enforceable against such entity in accordance with its terms. The execution, delivery and performance of this letter by the Partnership and the General Partner and the performance of their

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respective obligations hereunder is permitted by the Partnership Agreement without the approval of any Partner or Assignee other than the parties hereto. GCAC, the Partnership and the General Partner each agree that this letter constitutes the election (and notice) by the holder of the Initial Preferred Units contemplated by the second sentence of Section 5.6(e)(ii) of the Partnership Agreement and is in compliance therewith.

This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regards to principles of conflicts of law.

Regards, GULF COAST ASPHALT COMPANY, L.L.C.

By:	/s/ AJ Brass

Name: Title:

Acknowledged and agreed as of the date

first above written:

ARC TERMINALS GP LLC

By: /s/ Bradley K. Oswald

Name:	Bradley K. Oswald
Title:	Authorized Signer

ARC TERMINALS LP

By:	Arc Terminals GP LLC, its

General Partner

By: /s/ Bradley K. Oswald

Name:	Bradley K. Oswald
Title:	Authorized Signer

ARC LOGISTICS PARTNERS LP

By: Arc Logistics GP LLC,

its General Partner

By: /s/ Bradley K. Oswald

Name:	Authorized Signer
Title:	Chief Financial Officer

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